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                       ACCOUNTING SERVICES AGREEMENT

                               ASM FUND, INC.
                                    and
                           MUTUAL FUNDS SERVICE CO.


    This Agreement, dated the 31st day of December 1993, made by and between ASM Fund, Inc., a Maryland corporation (the "Fund"), and Mutual Funds Service Co., an Ohio corporation ("Agent").

                              WITNESSETH THAT:

    WHEREAS, the Fund desires to appoint the Agent as its Accounting Services Agent to perform certain accounting and recordkeeping functions required of a duly registered investment company; to file certain financial reports; to maintain and preserve certain books, accounts, and records as the basis for such reports; and to perform certain daily functions in connection with such accounts and records;

    WHEREAS, the Agent is willing to perform such functions upon the terms and conditions herein set forth; and

    WHEREAS, pursuant to a separate agreements, the Agent will perform the duties of administrator, transfer agent, and dividend disbursing agent for the Fund.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

    Section 1. The Fund shall turn over to the Agent the accounts and records previously maintained by or for the Fund. The Agent shall be entitled to rely exclusively on the completeness and correctness of the accounts and records turned over to it by the Fund, and the Fund shall indemnify and hold the Agent harmless of and from any and all expenses (including without limitation, attorneys and accountants' fees), damages,. claims, suits, liabilities, actions, demands, and losses whatsoever arising out of or in connection with any error, omission, inaccuracy, or other deficiency of such accounts and records or in connection with the failure of the Fund to provide any portion of such accounts and records or to provide any information to the Agent necessary or appropriate to perform its functions hereunder.

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    Accounts, records and other information shall belong to the Fund and be considered confidential. Accounts, records and other information will not be disclosed to other than federal and state regulators without permission from the Fund.

    Section 2. The Agent shall examine and review the Fund's existing accounts, records, pertinent documents and systems in order to determine or recommend how such accounts, records, documents and systems shall be maintained.

    Section 3. Upon receipt of necessary and appropriate information and instructions from the Fund, the Agent shall maintain and keep current and accurate the following books, accounts, records, journals, or other records of original entry, relating to the business of the Fund, and necessary or appropriate for compliance with applicable regulations, including Rules 31(a)-1 and 31(a)-2, of the Investment Company Act of 1940, as amended, and as may be mutually agreed to between the Fund and the Agent:

         (a)  Cash Receipts
         (b)  Cash Disbursements
         (c)  Dividend Record
         (d)  Purchase and Sales of Portfolio Securities
         (e)  Subscription and Redemption Journals
         (f)  Security Ledger
         (g)  Broker Ledger
         (h)  General Ledger
         (i)  Daily Expense Accruals
         (j)  Daily Interest Accruals
         (k)  Securities and Monies borrowed or loaned and collateral therefor
         (l)  Trial Balances

    Unless appropriate information necessary to perform the above functions is furnished to the Agent in a timely manner, the Agent shall incur no liability to the Fund or any other person. The Agent shall promptly notify the Fund in writing of any discrepancy, error or non-compliance in items (a) through (l) above of which it has knowledge.

    The Agent shall maintain all accounts and records mentioned above as required by regulation and as agreed upon between the Fund and the Agent.

    Section 4. Upon receipt by the Agent of written or oral instructions from the Fund, the Agent shall make proper accounting entries in accordance with G.A.A.P. and SEC regulations. The Fund shall direct that each broker-dealer, or other person through whom a transaction has occurred, shall send a confirmation thereof to the Agent. The Agent shall verify this confirmation against the written or oral instructions when received from the Fund and forward the confirmation to the Custodian. The Agent shall promptly notify the Fund of any discrepancy between the confirmation and the Fund's written instructions when received from the Fund but shall incur no responsibility or liability for such discrepancy. The Fund shall cause any necessary corrections to be made and shall advise the Agent and the Custodian accordingly.

    Section 5. The Agent shall calculate the Fund's net asset value per share in accordance with the Fund's currently effective prospectus, once daily.

    The Agent shall prepare and maintain a daily evaluation of Securities for which market quotations are available by the Agent's use of Bloomberg and ILX quotation services; all other Securities shall be

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evaluated in accordance with the Fund's written instructions, and the Agent shall have no responsibility or liability for the accuracy of the information supplied by the Fund or provided in the written instructions.

    The Fund assumes all responsibility for computation of "amortized cost", valuation of securities, and all valuations not ascertainable solely by mechanical procedures.

    Section 6. At the end of each month, the Agent shall obtain from the Custodian a monthly statement of cash and portfolio transactions, which shall be reconciled with the Agent's accounts and records maintained for the Fund. The Agent shall report any discrepancies to the Custodian, and report any unreconciled items to the Fund.

    Section 7. The Agent shall supply daily and periodic reports to the Fund, as required by law or regulation, and as requested by the Fund and agreed upon by the Agent.

    Section 8. The Fund shall report and confirm to the Transfer Agent all Share purchases and redemptions of which it is aware. The Agent shall obtain from the Transfer Agent daily reports of Share purchases, redemptions, and total shares outstanding.

    The Agent shall reconcile outstanding Shares with the Transfer Agent periodically and certify at least monthly to the Fund the reconciled Share balance outstanding.

    Section 9. The accounts and records of the Fund maintained by the Agent shall be the property of the Fund, and shall be made available to the Fund, within a reasonable period of time, upon demand. The Agent shall assist the Fund's independent auditors, and upon approval of the Fund, or upon demand by any governmental or quasi-governmental entity, assist any such entity in any requested review of the Fund's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Fund of the necessary information, the Agent shall supply the necessary data for the Fund's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders, and such other reports and information requests as the Fund and the Agent shall agree upon from time to time.

    Section 10. The Agent and the Fund may from time to time adopt uniform or standard procedures, and the Agent may conclusively assume that any procedure approved by the Fund, or directed by the Fund, does not conflict with or violate any requirements of its prospectus, Articles of Incorporation, By-Laws, or other governing documents, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible to notify the Agent of any changes in regulations or rules which might necessitate changes in the Agent's procedures.

    Section 11. The Agent may rely upon the advice of the Fund and upon statements of the Fund's accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and the Agent shall not be liable for any actions taken in good faith upon such statements.

    Section 12. The Agent shall not be liable for any action taken in good faith reliance upon any authorized oral instructions, any written instructions, any certified copy of any resolution of the Board of Directors of the Fund or any other document reasonably believed by the Agent to be genuine and to have been executed or signed by the proper person or persons. The Fund will send written instructions to confirm oral instructions, and the Agent will compare the written instructions against the oral instructions previously furnished. The Agent will inform the Fund promptly of any noted discrepancy.

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    The Agent shall not be held to have notice of any change or lack of authority of any officer, employee, or agent of the Fund until receipt of written notification thereof by the Fund.

    In addition to indemnification expressly provided elsewhere in this Agreement, the Fund shall indemnify Agent and save it harmless from and against all actions, suits and claims, whether groundless or otherwise, arising directly or indirectly out of or in connection with its performance under this Agreement and from and against any and all losses, damages, costs, charges, attorney and accountant's fees, payments, expenses and liabilities incurred by Agent in connection with any such action, suit, or claim unless caused by Agent's breach of this Agreement, negligence or willful misconduct. Agent shall not be under any obligation to prosecute or to defend any action, suit or claim arising out of or in connection with its performance under this Agreement, which, in the opinion of its counsel, may involve it in expense or liability, and the Fund shall, so often as reasonably requested, furnish Agent with satisfactory indemnity against such expense or liability, and upon request of Agent, the Fund shall assume the entire defense of any action, suit, or claim subject to the foregoing indemnity; provided, however, that Agent shall give the Fund notice of any such action, suit, or claim brought against Agent.

    Agent shall indemnify and hold harmless the Fund from all claims and liabilities (including reasonable attorneys' and accountants' expenses) incurred or assessed against the Fund arising from the Agent's negligence, willful misconduct or breach of this Agreement.

    Section 13. The shareholders, directors, officers, employees and agents of the Fund shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder as provided for in the Articles of Incorporation.

    Section 14. The Fund agrees to pay the Agent compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and the Agent.

    Section 15. Nothing contained in this Agreement is intended to or shall require the Agent, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and the Agent are open.

    Section 16. This Agreement may be terminated by either party upon 60 days' prior written notice.

    Section 17. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

         IF TO THE FUND:

         ASM Fund, Inc.
         15438 North Florida Avenue, Suite 107
         Tampa, FL  33613
         ATTN:  President

         IF TO THE AGENT:

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         Mutual Funds Service Co.
         Attention: Donald F. Meeder, President
         6000 Memorial Drive
         Box 7177
         Dublin, OH  43017

    Section 18. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

    Section 18. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Agent, or by the Agent without the written consent of the Fund, in each case authorized or approved by a resolution of its Directors.

    Section 20. This Agreement shall be governed by the laws of the State of Ohio, without reference to its choice of law rules.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                       ASM FUND, INC.

                                       By /s/ Steven H. Adler
                                         ------------------------------
                                       Its: President
                                           ----------------------------

                                       ATTEST: /s/ William Tapella
                                              -------------------------

                                       MUTUAL FUNDS SERVICE CO.

                                       By /s/ Donald F. Meeder
                                         ------------------------------
                                       Its: President
                                           ----------------------------

                                       ATTEST: /s/ Wesley F. Hoag
                                              -------------------------

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                        MUTUAL FUNDS SERVICE CO.
                   FEE SCHEDULE FOR ACCOUNTING SERVICES


ASM FUND, INC.

A. MINIMUM ANNUAL FEE - $20,000 (Based upon average net assets - payable monthly)

    BASIS POINT FEE
        8 Basis Points on first $30 million of assets
        3 Basis Points on next $20 million of assets
        1 Basis Points on next $50 million of assets
        .6 Basis Points on assets over $100 million

B. In addition, all out-of-pocket expenses shall be separately charged, shall include but not be limited to: printed forms, postage, overnight mail and telephone expense.